As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WORTHINGTON STEEL, INC.

(Exact name of registrant as specified in its charter)

Ohio	92-2632000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of Principal Executive Offices)	(Zip Code)

Worthington Steel, Inc.

2023 Equity Incentive Plan for Non-Employee Directors

(Full title of the plan)

Michaune D. Tillman, Esq.

Vice President and General Counsel

Worthington Steel, Inc.

100 Old Wilson Bridge Road

Columbus, Ohio 43085

(614) 840-4416

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Chadwick P. Reynolds, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6340

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Worthington Steel, Inc., an Ohio corporation (the “Registrant”), for the purpose of registering (i) 1,025,000 common shares, without par value, of the Registrant (the “Common Shares”), which represent the aggregate number of Common Shares that may be issuable under the Worthington Steel, Inc. 2023 Equity Incentive Plan for Non-Employee Directors (the “Plan”) and (ii) an indeterminate number of additional Common Shares that may become issuable under the terms of the Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the Common Shares of the Registrant.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents will not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated by the Commission under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation	of Documents by Reference.

The Commission allows the Registrant to “incorporate by reference” in this Registration Statement the information in documents that the Registrant files with the Commission, which means that important information can be disclosed by referring to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•

the Registrant’s effective Registration Statement on Form 10 (File No. 001-41830) initially filed with the Commission on October 4, 2023, as amended by Amendment No. 1 as filed with the Commission on October 26, 2023, as further amended by Amendment No.  2 as filed with the Commission on November 13, 2023, and as further amended by Amendment No.  3 as filed with the Commission on November 14, 2023 (as so amended, the “Form 10 Registration Statement”);

•

the description of the Registrant’s Common Shares included in the section entitled “Description of Capital Stock” in the Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, including any subsequent amendment or report filed for the purpose of updating such description; and

•	all reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10 Registration Statement.

All documents which may be filed by the Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit shall not be incorporated by reference into this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the Ohio Revised Code (the “ORC”), the Registrant’s Articles of Incorporation, as amended, the Registrant’s Code of Regulations and the indemnification agreements with the Registrant’s directors and officers.

Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code)

Under Section 1701.13(E) of the ORC, directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with any action, suit or proceeding to the extent they are successful in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding. A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise.” Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses (including attorneys’ fees) by a corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the directors agree to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the directors’ act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Section 1701.13(E) of the ORC permits a corporation to indemnify directors, officers, employees or agents of the corporation or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding. A corporation may also provide indemnification in derivative actions for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions. A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses (including attorneys’ fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation unless, and only to the extent that, the court specified in the statute determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the ORC.

Section 1701.13(E) of the ORC permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the ORC states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise.

Section 1701.13(E) of the ORC grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Articles of Incorporation of the Registrant, as Amended

The Registrant’s Articles of Incorporation, as amended, provide the Registrant with the power to indemnify and advance expenses to the Registrant’s current and former directors, officers, employees, agents and volunteers, and to any person who is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise.

Code of Regulations of the Registrant

The Registrant’s Code of Regulations provides for broader indemnification than specifically afforded under Section 1701.13(E) of the ORC. The Registrant’s Code of Regulations provides that the Registrant must indemnify officers and directors against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action, suit or proceeding (whether criminal, civil, administrative or investigative and whether a derivative action or not) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of the Registrant or is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, the Registrant and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful. The Registrant’s Code of Regulations forbids the Registrant from indemnifying an officer or director in a derivative action if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, the Registrant unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, despite such adjudication of liability and in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper.

The Registrant’s Code of Regulations recites a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a person claiming indemnification was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, the Registrant and, with respect to any criminal matter, that such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, does not, by itself, rebut this presumption.

The Registrant’s Code of Regulations states that, to the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such officer or director must be promptly indemnified by the Registrant against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him or her in connection therewith.

The Registrant’s Code of Regulations states that an indemnitee’s expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) must be paid by the Registrant in advance of the final disposition of the action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which such person shall have not been successful on the merits or otherwise, if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, such person’s relevant action or failure to act was occasioned by his or her deliberate intent to cause injury to the Registrant or his or her reckless disregard for the best interests of the Registrant, unless, and only to the extent that, the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought determines that, despite such determination and in view of all of the circumstances, such officer or director is fairly and reasonably entitled to all or part of such indemnification.

The Registrant’s Code of Regulations states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under the Registrant’s articles or regulations, any agreement, a vote of the Registrant’s disinterested directors or otherwise. Additionally, the Registrant’s Code of Regulations provides that the Registrant may purchase and maintain insurance or furnish similar protection on behalf of any person who is or was a director, officer, employee, agent or volunteer of the Registrant, or who is or was serving as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or entity at the request of the Registrant, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the obligation or power to indemnify such person under the Registrant’s Code of Regulations. The Registrant’s Code of Regulations also authorizes the Registrant to purchase and maintain trust funds, letters of credit or self-insurance for or on behalf of any person who is or was a director, officer, employee, agent or volunteer of the Registrant or who is serving or has served another entity at the Registrant’s request.

Indemnification Agreements

The Registrant enters into indemnification agreements with its directors and officers. The indemnification agreements generally obligate the Registrant to hold harmless and indemnify such directors and officers against specified expenses and liabilities they may incur in the performance of their duties to the greatest extent permitted by Ohio law, provided that (1) such directors and officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful and (2) with respect to proceedings by or in the right of the Registrant, such directors and officers were not adjudged to be liable to the Registrant for (a) an act or omission undertaken with deliberate intent to cause injury to the Registrant or with reckless disregard for the best interests of the Registrant or (b) approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the ORC. The indemnification agreements also require the Registrant to advance expenses to a director or an officer prior to the final disposition of a proceeding if specified conditions are satisfied. The indemnification agreements provide procedures for determining a director’s or an officer’s entitlement to indemnification and specify certain remedies relating to indemnification and advancement of expenses. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which a director or an officer may be entitled under the Registrant’s articles or regulations, applicable law (including the ORC), any insurance policy, any contract or otherwise.

Directors and Officers Insurance

The Registrant maintains, and in the future may continue to maintain, insurance policies under which present or former directors and officers are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that may be imposed as a result of such actions, suits or proceedings, to which these individuals are parties by reason of being or having been directors or officers of the Registrant.

Indemnification Provisions of the Plan

Section 14.05 of the Plan provides that members of the Board of Directors of the Registrant (and persons to whom any duties have been delegated under the provisions of the Plan) and any officer of the Registrant or any Related Entity (as that term is defined in the Plan) acting at the direction or in behalf of the Board of Directors of the Registrant or a delegee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any act or determination just described.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

The documents listed in the Index to Exhibits that immediately precedes the “Signatures” page of this Registration Statement are filed with this Registration Statement as exhibits or incorporated into this Registration Statement by reference, in each case as noted.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(l)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit	Location

4.1	Articles of Incorporation of Worthington Steel, Inc., as amended	Filed herewith

4.2	Code of Regulations of Worthington Steel, Inc.	Filed herewith

4.3	Worthington Steel, Inc. 2023 Equity Incentive Plan for Non-Employee Directors	Filed herewith

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	Filed herewith.

23.1	Consent of KPMG LLP, independent registered public accounting firm	Filed herewith

23.2	Consent of KPMG LLP, independent registered public accounting firm	Filed herewith

23.3	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5.1

24.1	Power of Attorney (included on the signature pages of this Registration Statement)	Filed herewith

107.1	Calculation of Filing Fee Tables	Filed herewith

[Remainder of page intentionally left blank; “Signatures” page follows]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on November 30, 2023.

WORTHINGTON STEEL, INC.

By:	/s/ Geoffrey G. Gilmore
Geoffrey G. Gilmore President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each such person being referred to in this Power of Attorney as “the undersigned”), constitutes and appoints Geoffrey G. Gilmore, Timothy A. Adams and Michaune D. Tillman, and each of them, any of whom may act without the joinder of the others, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, to do any and all acts and things and to execute, in the name of the undersigned any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Worthington Steel, Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 30, 2023.

Signature	Title

/s/ Geoffrey G. Gilmore Geoffrey G. Gilmore	President and Chief Executive Officer (Principal Executive Officer) and a Director

/s/ Timothy A. Adams Timothy A. Adams	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Steven R. Witt Steven R. Witt	Controller (Principal Accounting Officer)

/s/ Jeff R. Klingler Jeff R. Klingler	Director

/s/ Carl A. Nelson, Jr. Carl A. Nelson, Jr.	Director